Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A of Variable Insurance Products Fund: Equity-Income Portfolio, Growth Portfolio, High Income Portfolio, Money Market Portfolio, and Overseas Portfolio, of our report dated February 12, 1999 on the financial statements and financial highlights included in the December 31, 1998 Annual Report to Shareholders of Equity-Income Portfolio, Growth Portfolio, High Income Portfolio, Money Market Portfolio, and Overseas Portfolio.

We further consent to the reference to our Firm under the heading
"Auditors" in the Statement of Additional Information.


                                        /s/PricewaterhouseCoopers LLP
Boston, Massachusetts                   PricewaterhouseCoopers LLP
January 5, 2000